Exhibit 99.1

For Immediate Release	For more information contact:
April 8, 2013	James La Neve, Vice President and CFO 765-807-2640

Chromcraft Revington, Inc.
Announces Going Dark and Voluntary Delisting from NYSE MKT

West Lafayette, Indiana, April 8, 2013 – Chromcraft Revington, Inc. (NYSE MKT: CRC) announced today that, on April 5, 2013, its board of directors concluded that voluntarily delisting the Company’s common stock from the NYSE MKT and voluntarily deregistering from the reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), are in the best interests of the Company.  The Company is eligible to deregister its stock because it has fewer than 300 stockholders of record.

Accordingly, the Company intends to file on April 18, 2013 a Form 25 with the NYSE MKT and the Securities and Exchange Commission (the “SEC”) to voluntarily delist its common stock from the NYSE MKT and to deregister the Company's common stock from Section 12(b) of the Exchange Act. The Company also intends to file on April 29, 2013 a Form 15 with the SEC to suspend the Company’s reporting obligations under Section 15(d) of the Exchange Act. Immediately upon the filing of Form 15, the Company will no longer be obligated to file certain Exchange Act reports with the SEC.  Following delisting and deregistering, the Company presently intends to provide quarterly and annual information regarding its performance through postings to its website and press releases.

It is expected that delisting will take effect on April 29, 2013, and at that time the Company’s shares will no longer be traded on the NYSE MKT.

Although the Company has not been notified by NYSE MKT,  the Company believes that it may no longer be in compliance with certan NYSE MKT minimum continued listing standards.

The Company’s board of directors determined, after careful consideration, that voluntarily delisting and deregistering is in the overall best interests of the Company. The following factors were considered, in addition to others, by the board of directors in taking this action:

•	the cost savings that may be realized by the Company as a result of the elimination of its obligation to file reports with the SEC;
•	avoidance of costs which are required in order to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC thereunder; and
•	the benefit of reallocating personnel to devote greater attention to the Company's business strategies.

Ronald H. Butler, the Company’s Chairman and Chief Executive Officer, commented, “These actions are designed to reduce our operating costs.  The consequences of remaining an SEC-reporting company, which includes significant costs and management time associated with regulatory compliance, outweighed the current benefits of being a NYSE MKT listed company.”

Chromcraft Revington® businesses design, manufacture and import residential and commercial furniture marketed primarily in the U.S.  The Company wholesales its residential furniture products under Chromcraft®, Cochrane®, Peters-Revington®, and CR Kids & Beyond® primary brands.  It sells commercial furniture under the Chromcraft® and Executive Office Concepts brands.  The Company sources furniture from overseas suppliers, with domestic contract specialty facilities, and operates a U.S. manufacturing facility for its commercial furniture and motion based casual dining furniture in Mississippi and a manufacturing facility for office suites and other commercial furniture lines in California.

Certain information and statements contained in this news release are forward-looking statements.  These forward-looking statements can be generally identified as such because they include future tense or dates, are not historical or current facts, or include words such as “believe,”  “may,”  “expect,”  “intend,” “plan,” “anticipate,” or words of similar import.  Forward-looking statements express management’s current expectations or forecasts of future events or outcomes, but are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those in such statements.

Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those identified in the forward-looking statements are the impact of the current economic difficulties in the United States and elsewhere; import and domestic competition in the furniture industry; our ability to execute our business strategies; our ability to grow sales and reduce expenses to eliminate our operating losses; the recent slowdown in the U.S. office furniture market will continue; pressure to reduce deficit spending at various governmental entities that directly or indirectly purchase our products; our ability to sell the right product mix; our inability to raise prices in response to increasing costs; continued credit availability under our current credit facility and our ability to fully utilize the credit facility; our ability to raise additional financing, if needed; our ability to anticipate or respond to changes in the tastes or needs of our end users in a timely manner; supply disruptions with products manufactured in China, Vietnam and other Asian countries; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new home and existing home sales; financial viability of our customers and their ability to continue or increase product orders; loss of key management; other factors that generally affect business; and certain risks set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2011.

The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.